FOR IMMEDIATE RELEASE

OurPet’s Company Reports Record Revenues for 2012 Fourth Quarter

FAIRPORT HARBOR, Ohio – February 28, 2013--OurPet's Company (OTC BB: OPCO www.ourpets.com), a leading proprietary pet supply company, today reported record fourth quarter revenue of $5,947,407 for the three months ended December 31, 2012. Net income for the same period was $232,655.

Dr. Steven Tsengas, Chairman and CEO, commented, “While the fourth quarter is historically our strongest quarter, this 15% increase in quarterly revenues over a year ago is right in line with our business plan and is reflective of the various initiatives we have put in place over the past year. It is most encouraging that the growth is coming from our major customers in pet specialty, grocery and ecommerce channels and that we have seen strong sales of our cat toys in the mass retail sector. Our strategy to improve gross margins is also beginning to show positive results as evidenced by the almost 30% gross margin for this fourth quarter. Net income for the quarter was offset by approximately $54,000 in one time charges consisting of relocation, recruiting and severance costs, all related to the restructuring of our sales and marketing departments. Total non-recurring costs for the year, which include moving our Hagerstown, Maryland Cosmic Pet operation to Mentor, Ohio, were approximately $411,000.”

Dr. Tsengas continued, “2012 was clearly a transition year for OurPet’s. Last February we brought in John Silvestri, a highly respected pet product executive with a demonstrated track record of generating sustained profitable growth and building market share to be our new President/COO. We upgraded and expanded our sales and marketing teams, raised the talent bar in operations, and began to re-establish OurPet’s as an innovator of pet products that exceed pet and guardian expectations. We enter 2013 with a very exciting pipeline of new products. We grew sales 2.5% over 2011 and improved gross profit margins from 23.6% in 2011 to almost 26% in 2012. We also strengthened our balance sheet by reducing inventory approximately $446,000 and total debt by almost $488,000. We have moved OurPet’s through the “no man’s land” that plague companies “too small to be big and too big to be small” and are ready to take the next steps for profitable growth. In spite of a weak overall economy, the pet industry is living up to its reputation of being recession resistant. With the various steps we have taken during the last two years, we feel guardedly optimistic that we can grow faster than the industry average.”

2012 Fourth Quarter Results

Net revenue increased 14.9% to $5,947,407 for the 2012 fourth quarter compared to $5,176,292 for the same period a year ago. This net revenue increase of approximately $771,000 resulted primarily from an increase in sales to national chain stores in both pet specialty and grocery.

Gross profit was $1,775,954 for the 2012 fourth quarter versus $1,043,041 for the same period in 2011. This increase of about $733,000 resulted primarily from increased sales and lower charges to inventory reserves as compared to the same period a year ago. Gross profit margin increased to 29.9% for the fourth quarter from 20.2% for the same period a year ago.

Income from operations was $352,633 for the 2012 fourth quarter vs. a loss from operations of $181,959 for the same period a year ago. This was primarily the result of increased sales offset partly by increased payroll expenses, mostly in the sales and marketing area.

Income before taxes was $301,987 versus a loss of $223,382 for the same period in 2011. OurPet’s incurred an income tax expense of $69,332 for the 2012 fourth quarter compared to a benefit of $70,726 for the same period a year ago.

Net income was $232,655 for the 2012 fourth quarter compared to a loss of $152,656 for the same quarter last year. Earnings per share were $0.01 for the fourth quarter of 2012 compared to a net loss of $0.01 for the same period a year ago.

2012 Twelve Months Results

Net revenue increased 2.5% to $20,160,751 for the twelve months of 2012 compared to $19,667,134 for the same period a year ago. The revenue increase of approximately $494,000 came primarily from increases in our core product sales of about $2,176,000, offset by decreases in one-time promotional sales of approximately $1,682,000. Sales to our top three customers increased by approximately $492,000 compared to 2011. International sales increased nearly 14% due to increased sales to the United Kingdom, Japan, and Brazil.

Gross profit increased approximately $591,000 to $5,230,979 for the twelve months of 2012 compared to $4,639,896 for the same period in 2011. 80% of this increase was due to decreased inventory write downs in 2012. Gross profit margin increased to 25.9% for the twelve months of 2012 compared to 23.6% for the same period a year ago.

Income from operations was $412,515 for the twelve months of 2012 compared to $370,197 for 2011. The increase of approximately $42,000 is a combination of increased gross profit offset by increases in selling general and administrative expenses increasing by approximately $550,000 from 2011 to 2012.

Income before taxes was $251,038 versus income before taxes of $216,008 for the same period in 2011. OurPet’s recognized an income tax expense of $58,298 for the twelve months of 2012 compared to income tax expense of $95,334 for the same period a year ago.

Net income was $192,740 for the twelve months of 2012 compared to net income of $120,674 for the same period last year. Earnings per share were $0.01 for the twelve months of 2012 compared to a net income per share of $0.00 for the same period in 2011.

About OurPet's Company
OurPet's Company designs, produces and markets a broad line of innovative, high-quality accessory and consumable pet products in the U.S. and overseas. Investors and customers may visit www.ourpets.com for more information about our company and its products. OurPet’s Websites include: www.smartscoop.com, www.ecopurenaturals.com, www.playnsqueak.com, www.flappydogtoys.com, www.clipnosis.com, and www.cosmiccatnip.com.

Certain of the matters set forth in this press release are forward-looking and involve a number of risks and uncertainties. Among the factors that could cause actual results to differ materially are the following: business conditions growth in the industry; general economic conditions; addition or loss of significant customers; the loss of key personnel; product development; competition; risks of doing business abroad; foreign government regulations; fluctuations in foreign currency rates; rising costs for raw materials and sources of supply that may be limited or unavailable from time to time; the timing of orders booked; and the other risks that are described from time to time in OurPet's SEC reports.

CONTACT:	INVESTOR RELATIONS:
OurPet’s Company	OurPet’s Company
Dr. Steven Tsengas, CEO	Scott R. Mendes, CFO
(440) 354-6500 (Ext. 111)	(440) 354-6500 (Ext. 109)

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED OPERATING RESULTS

	For the Years Ended		For the Quarter Ended
	December 31,		December 31,
	2012	2011	2012	2011

Net revenue	$20,160,751	$19,667,134	$5,947,407	$5,176,292
Cost of goods sold	14,929,772	15,027,238	4,171,453	4,133,251
Gross profit on sales	5,230,979	4,639,896	1,775,954	1,043,041

Selling, general and administrative expenses	4,818,464	4,269,699	1,423,321	1,225,000

Income (loss) from operations	412,515	370,197	352,633	(181,959)

Other (income) and expense, net	3,208	(22,840)	11,551	29
Interest expense	158,269	177,029	39,095	41,394
Income before taxes	251,038	216,008	301,987	(223,382)

Income Tax (expense) benefit	(58,298)	(95,334)	(69,332)	70,726

Net Income	$192,740	$120,674	$232,655	$(152,656)

Basic and Diluted Net Income (Loss) Per Common
Share After Dividend Requirements For Preferred
Stock	$0.01	$-	$0.01	$(0.01)

Weighted average number of common and
equivalent shares outstanding used to calculate
basic and diluted earnings per share	16,223,172	17,438,265	16,114,485	15,785,616

OURPET'S COMPANY AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

	December 31,
	2012	2011
ASSETS
Cash and equivalents	$21,269	$364,978
Receivables, net	2,540,640	2,370,022
Inventories, net	5,665,040	6,111,318
Prepaid expenses	179,165	230,525
Deferred Tax Asset, net	93,838	155,279
Total current assets	8,499,952	9,232,122

LONG TERM ASSETS
Property and equipment, net	1,996,535	2,264,864
Patents, net	296,478	279,623
Intangible Assets	461,000	461,000
Goodwill	67,511	67,511
Deposits and Other assets	29,805	28,228
Total long term assets	2,851,329	3,101,226

Total assets	$11,351,281	$12,333,348

LIABILITIES AND STOCKHOLDERS' EQUITY
Notes payable	$100,000	$100,000
Current maturities of long-term debt	517,531	737,923
Accounts payable	1,610,752	2,496,891
Accrued expenses	484,063	284,903
Total current liabilities	2,712,346	3,619,717

LONG TERM LIABILITIES
Long-term debt - less current portion above	837,150	277,762
Revolving line of credit	2,259,032	3,085,964
Deferred income taxes	196,435	199,577
Total long term liabilities	3,292,617	3,563,303

Total liabilities	6,004,963	7,183,020

Stockholders' Equity	5,346,318	5,150,328

Total liabilities and stockholders' equity	$11,351,281	$12,333,348